Exhibit 15.1

Consent Letter

Date: October 31, 2024

To:

Zhibao Technology Inc.

Floor 3, Building 6, Wuxing Road, Lane 727

Pudong New Area, Shanghai 201204

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summary of our opinion under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China,” “Item 4. Information on the Company—C. Organizational Structure,” “Item 4. Information on the Company—B. Business Overview—Regulations in PRC” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in Zhibao Technology Inc.’s Annual Report on Form 20-F for the year ended June 30, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of October 2024, and further consent to the incorporation by reference of summary of our opinion under these headings into the registration statements on Form F-1 (File No. 333-274431) of Zhibao Technology Inc.. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ AllBright Law Offices

AllBright Law Offices